AMENDMENT
TO THE
TRANSFER AGENCY AGREEMENT

THIS AMENDMENT TO THE TRANSFER AGENCY AGREEMENT dated April 22, 1996 and the Addendum to the Transfer Agency Agreement dated April 22, 1996 (the “Agreement”) is made as of October 3, 2011, by and between the Tax Exempt Proceeds Fund, Inc., a Maryland corporation (the “Fund”) and Reich & Tang Services, Inc., a Delaware corporation (the “Transfer Agent”).

The parties hereto, desiring to amend the Agreement, agree as follows:

WITNESSETH:

WHEREAS, the Fund and the Transfer Agent desire to amend Article IX of the Agreement to amend the termination notice provision.

NOW THEREFORE, the parties hereby agree that Article IX of the Agreement is hereby amended as follows:

ARTICLE IX

TERMINATION

Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice, such date of termination to be no earlier than December 31, 2011. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent. If the Fund fails to designate a successor transfer agent and if the Transfer Agent is unable to find a successor transfer agent, the Fund shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO THE AGREEMENT as of the day and year first above written.

TAX EXEMPT PROCEEDS FUND, INC.

By: /s/Christine Manna

Name: Christine Manna
Title: Vice President, Fund Secretary

REICH & TANG SERVICES, INC.

By: /s/ Christopher Gill
Name: Christopher Gill
Title: Member, Vice President

LEGAL_US_E # 94778950.1